The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 28, 2021

May , 2021	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021) due May 11, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a return of 1.50 times any appreciation of the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021) of 62 unequally weighted Reference Stocks, which we refer to as the Basket, up to a maximum return of at least 18.00%, at maturity.
•	The Reference Stocks in the Basket represent the common stocks / common shares of 62 U.S.-listed companies associated with the development or roll-out of renewable energy.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose up to 90.00% of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about May 7, 2021 and are expected to settle on or about May 12, 2021.
•	CUSIP: 48132TZQ2

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $7.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $971.10 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021) (the “Basket”), an unequally weighted basket consisting of 62 Reference Stocks of U.S.-listed companies associated with the development or roll-out of renewable energy, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.

Stock Weight: With respect to each Reference Stock, the weight of that Reference Stock in the Basket as of the Base Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement. The effective weight of each Reference Stock in the Basket over the term of the notes will fluctuate.

Upside Leverage Factor: 1.50

Maximum Return: At least 18.00% (corresponding to a maximum payment at maturity of at least $1,180.00 per $1,000 principal amount note) (to be provided in the pricing supplement)

Buffer Amount: 10.00%

Base Date: April 22, 2021

Pricing Date: On or about May 7, 2021

Original Issue Date (Settlement Date): On or about May 12, 2021

Observation Date *: May 8, 2023

Maturity Date*: May 11, 2023

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Leverage Factor), subject to the Maximum Return

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount)]

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: The closing level of the Basket on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

On the Base Date, the closing level of the Basket was set equal to 100. On any subsequent date, the closing level of the Basket will be calculated as follows:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

A level of the Basket may be published on the Bloomberg Professional® service (“Bloomberg”) under the Bloomberg ticker JPRENWJ1. Any levels so published are for informational purposes only and are not binding in any way with respect to the notes. Although that level may appear under that Bloomberg ticker during the term of the notes, any such level may not be the same as the closing level of the Basket determined by the calculation agent for the Observation Date. You will not have any rights or claims, whether legal or otherwise, relating to any information regarding that level (whether displayed on Bloomberg or elsewhere) with respect to the notes.

Stock Return: With respect to each Reference Stock,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Base Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and was set equal to 1.0 on the Base Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Stock Weight (1)	Initial Value (2)	Closing Price on the Pricing Date	Effective Weight on the Pricing Date (1)
Common stock of NextEra Energy, Inc., par value $0.01 per share	NEE	3.1746%	$78.32	$	%
Common stock of American Electric Power Company, Inc., par value $6.50 per share	AEP	3.1746%	$87.95	$	%
Common stock of General Electric Company, par value $0.06 per share	GE	3.1746%	$13.41	$	%
Common stock of Dominion Energy, Inc., no par value	D	3.1746%	$79.42	$	%
Common stock of Duke Energy Corporation, par value $0.001 per share	DUK	3.1746%	$100.08	$	%
Common stock of The Southern Company, par value $5.00 per share	SO	3.1746%	$65.10	$	%
Common stock of Xcel Energy Inc., par value $2.50 per share	XEL	3.1746%	$71.12	$	%
Common shares of Consolidated Edison, Inc., par value $0.10 per share	ED	3.1746%	$78.11	$	%
Common stock of Exelon Corporation, no par value	EXC	3.1746%	$45.08	$	%
Common stock of WEC Energy Group, Inc., par value $0.01 per share	WEC	3.1746%	$97.16	$	%
Common stock of The Williams Companies, Inc., par value $1.00 per share	WMB	3.1746%	$23.24	$	%
Common stock of CMS Energy Corporation, par value $0.01 per share	CMS	3.1746%	$64.51	$	%
Common stock of DTE Energy Company, no par value	DTE	3.1746%	$138.16	$	%
Common stock of Vistra Corp., par value $0.01 per share	VST	3.1746%	$17.42	$	%
Common shares of Eversource Energy, par value $5.00 per share	ES	3.1746%	$88.22	$	%
Common stock of Edison International, no par value	EIX	2.9910%	$59.48	$	%
Common stock of Sempra Energy, no par value	SRE	2.4943%	$137.45	$	%
Common stock of First Solar, Inc., par value $0.001 per share	FSLR	2.4295%	$87.15	$	%
Common stock of Digital Realty Trust, Inc., par value $0.01 per share	DLR	2.3647%	$149.05	$	%
Common stock of Renewable Energy Group, Inc., par value $0.0001	REGI	2.2783%	$57.63	$	%
Common stock of Ameren Corporation, par value $0.01 per share	AEE	2.2243%	$84.81	$	%
Common stock of Air Products and Chemicals, Inc., par value $1.00 per share	APD	2.2135%	$284.74	$	%
Common stock of Public Service Enterprise Group Incorporated, no par value	PEG	2.2027%	$62.92	$	%
PS-2 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

Reference Stock	Bloomberg Ticker Symbol	Stock Weight (1)	Initial Value (2)	Closing Price on the Pricing Date	Effective Weight on the Pricing Date (1)
Common stock of Enphase Energy, Inc., par value $0.00001 per share	ENPH	2.1703%	$160.88	$	%
Common stock of Pinnacle West Capital Corporation, no par value	PNW	1.8788%	$84.46	$	%
Common stock of Avangrid, Inc., par value $0.01 per share	AGR	1.8572%	$51.90	$	%
Common stock of ALLETE, Inc., no par value	ALE	1.8248%	$70.78	$	%
Common stock of Generac Holdings Inc., par value $0.01 per share	GNRC	1.8140%	$321.66	$	%
Common stock of Evergy, Inc., no par value	EVRG	1.7168%	$64.22	$	%
Common stock of New Jersey Resources Corporation, par value $2.50 per share	NJR	1.6952%	$42.37	$	%
Common stock of Sunrun Inc., par value $0.0001 per share	RUN	1.5225%	$53.10	$	%
Common stock of The AES Corporation, par value $0.01 per share	AES	1.2525%	$28.32	$	%
Common stock of Hannon Armstrong Sustainable Infrastructure Capital, Inc., par value $0.01 per share	HASI	1.2309%	$54.84	$	%
Common stock of Owens Corning, par value $0.01 per share	OC	1.1877%	$94.79	$	%
Common stock of Hawaiian Electric Industries, Inc., no par value	HE	1.1553%	$42.81	$	%
Common stock of FuelCell Energy, Inc., par value $0.0001 per share	FCEL	1.1121%	$9.30	$	%
Common stock of South Jersey Industries, Inc., par value $1.25 per share	SJI	0.9826%	$24.77	$	%
Common stock of Plug Power Inc., par value $0.01 per share	PLUG	0.9286%	$26.50	$	%
Common stock of Power Integrations, Inc., par value $0.001 per share	POWI	0.8854%	$81.91	$	%
Common stock of NiSource Inc., par value $0.01 per share	NI	0.7450%	$25.90	$	%
Common stock Gibraltar Industries, Inc., par value $0.01 per share	ROCK	0.7234%	$91.56	$	%
Common stock of IDACORP, Inc., no par value	IDA	0.7234%	$101.66	$	%
Common stock of Jacobs Engineering Group Inc., par value $1.00 per share	J	0.6694%	$135.17	$	%
Class C common stock of Clearway Energy, Inc., par value $0.01 per share	CWEN	0.6262%	$28.68	$	%
Common stock of Ormat Technologies, Inc., par value $0.001 per share	ORA	0.6154%	$75.80	$	%
Common stock of SunPower Corporation, par value $0.001 per share	SPWR	0.6046%	$27.66	$	%
Class A common stock of Bloom Energy Corporation, par value $0.0001 per share	BE	0.5938%	$24.13	$	%
PS-3 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

Reference Stock	Bloomberg Ticker Symbol	Stock Weight (1)	Initial Value (2)	Closing Price on the Pricing Date	Effective Weight on the Pricing Date (1)
Common stock of Rogers Corporation, par value $1.00 per share	ROG	0.4967%	$198.78	$	%
Common stock of Clean Energy Fuels Corp., par value $0.0001 per share	CLNE	0.4643%	$10.08	$	%
Class A common stock of Covanta Holding Corporation, par value $0.10 per share	CVA	0.4319%	$13.51	$	%
Common stock of PNM Resources, Inc., no par value	PNM	0.3995%	$49.76	$	%
Common stock of H.B. Fuller Company, par value $1.00 per share	FUL	0.3995%	$66.86	$	%
Class A common stock of Ameresco, Inc., par value $0.0001 per share	AMRC	0.3779%	$48.49	$	%
Common stock of Black Hills Corporation, par value $1.00 per share	BKH	0.3347%	$69.86	$	%
Class A common stock of QTS Realty Trust, Inc., par value $0.01 per share	QTS	0.2807%	$66.49	$	%
Common stock of Chart Industries, Inc., par value $0.01 per share	GTLS	0.2591%	$147.33	$	%
Common stock of Alexander & Baldwin, Inc., no par value	ALEX	0.2375%	$17.46	$	%
Common shares of The Timken Company, no par value	TKR	0.2267%	$83.14	$	%
Common stock of MGE Energy, Inc., par value $1.00 per share	MGEE	0.2159%	$75.04	$	%
Common stock of ESCO Technologies Inc., par value $0.01 per share	ESE	0.2051%	$109.75	$	%
Common stock of Argan, Inc., par value $0.15 per share	AGX	0.1727%	$50.77	$	%
Common stock of Altra Industrial Motion Corp., par value $0.001 per share	AIMC	0.1646%	$62.02	$	%

(1) The Stock Weight of each Reference Stock reflects its weight in the Basket as of the Base Date. The effective weight of each Reference Stock in the Basket will fluctuate over the term of the notes.

(2) The Initial Value of each Reference Stock is the closing price of one share of that Reference Stock on the Base Date.

PS-4 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00;
•	an Upside Leverage Factor of 1.50;
•	a Maximum Return of 18.00%; and
•	a Buffer Amount of 10.00%.

The hypothetical Initial Basket Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Basket Value. The actual Initial Basket Value will be the closing level of the Basket on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Basket, please see the historical information set forth under “The Basket” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
180.00	80.00%	18.00%	$1,180.00
165.00	65.00%	18.00%	$1,180.00
150.00	50.00%	18.00%	$1,180.00
140.00	40.00%	18.00%	$1,180.00
130.00	30.00%	18.00%	$1,180.00
120.00	20.00%	18.00%	$1,180.00
112.00	12.00%	18.00%	$1,180.00
110.00	10.00%	15.00%	$1,150.00
105.00	5.00%	7.50%	$1,075.00
101.00	1.00%	1.50%	$1,015.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	-10.00%	$900.00
70.00	-30.00%	-20.00%	$800.00
60.00	-40.00%	-30.00%	$700.00
50.00	-50.00%	-40.00%	$600.00
40.00	-60.00%	-50.00%	$500.00
30.00	-70.00%	-60.00%	$400.00
20.00	-80.00%	-70.00%	$300.00
10.00	-90.00%	-80.00%	$200.00
0.00	-100.00%	-90.00%	$100.00

PS-5 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

The following graph demonstrates the hypothetical payments at maturity on the notes for a sub-set of Basket Returns detailed in the table above (-50% to 50%). There can be no assurance that the performance of the Basket will result in the return of any of your principal amount in excess of $100.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 1.50, up to the Maximum Return of at least 18.00%. Assuming a hypothetical Maximum Return of 18.00%, an investor will realize the maximum payment at maturity at a Final Basket Value at or above 112.00% of the Initial Basket Value.

•	If the closing level of the Basket increases 10.00%, investors will receive at maturity a 15.00% return, or $1,150.00 per $1,000 principal amount note.
•	Assuming a hypothetical Maximum Return of 18.00%, if the closing level of the Basket increases 40.00%, investors will receive at maturity a return equal to the 18.00% Maximum Return, or $1,180.00 per $1,000 principal amount note, which is the maximum payment at maturity.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount of 10.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount of 10.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount.

•	For example, if the closing level of the Basket declines 50.00%, investors will lose 40.00% of their principal amount and receive only $600.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 10.00%)] = $600.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-6 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Basket Value is less than the Initial Basket Value by more than 10.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than 10.00%. Accordingly, under these circumstances, you will lose up to 90.00% of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN,

regardless of any appreciation of the Basket, which may be significant.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS —

The notes are linked to an unequally weighted Basket composed of 62 Reference Stocks. In calculating the Final Basket Value, an increase in the price of one share of one of the Reference Stocks may be moderated, or more than offset, by lesser increases or declines in the prices of one share of the other Reference Stocks. In addition, high correlation of movements in the prices of one share of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Maximum Return.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

PS-7 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

PS-8 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

•	THE INVESTMENT STRATEGY REPRESENTED BY THE BASKET MAY NOT BE SUCCESSFUL —

The Reference Stocks in the Basket represent the common stocks / common shares of 62 U.S.-listed companies associated with the development or roll-out of renewable energy.  You should undertake your own investigation into each Reference Stock and its issuer, and you should make your own determination as to the potential effect of the development or roll-out of renewable energy on each Reference Stock.  In addition, renewable energy companies may be highly dependent upon government subsidies, contracts with government entities and the successful development of new and proprietary technologies.  Renewable energy companies may be affected by competition from new and existing market entrants, obsolescence of technology, short product cycles, changes in exchange rates, imposition of import controls and depletion of resources.  Furthermore, seasonal weather conditions, fluctuations in supply of and demand for clean energy products or services, and international political events may cause fluctuations in the performance of renewable energy companies and the prices of their securities.  Risks associated with fluctuations in energy prices and supply and demand of alternative energy fuels, energy conservation, the success of exploration projects and tax and other government regulations can significantly affect renewable energy companies.  It is possible that the investment strategy represented by the Basket will not be successful and that the levels of the Basket and the notes will be adversely affected. Moreover, there can be no assurance that the Reference Stocks will outperform any other U.S.-listed companies associated with the development or roll-out of renewable energy.

•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE ELECTRIC UTILITIES AND MULTI-UTILITIES SUB-INDUSTRIES —

A substantial portion of the Reference Stocks has been issued by companies whose business is associated with the electric utilities or multi-utilities sub-industry.  Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in these notes will be concentrated in these sub-industries.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting these sub-industries than a different investment linked to securities of a more broadly diversified group of issuers.

•	LIMITED TRADING HISTORY WITH RESPECT TO THE COMMON STOCK OF VISTRA CORP., THE COMMON STOCK OF EVERGY, INC. AND THE CLASS A COMMON STOCK OF BLOOM ENERGY CORPORATION —

The common stock of Vistra Corp. commenced trading on the New York Stock Exchange on May 10, 2017, the common stock of Evergy, Inc. commenced trading on the New York Stock Exchange on June 5, 2018 and the Class A common stock of Bloom Energy Corporation commenced trading on the New York Stock Exchange on July 27, 2018 and therefore have limited historical performance. Accordingly, historical information for these Reference Stocks is available only since the applicable date listed above. Past performance should not be considered indicative of future performance.

•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE VALUE OF CASH, SECURITIES (INCLUDING SECURITIES OF OTHER ISSUERS) OR OTHER PROPERTY DISTRIBUTED TO HOLDERS OF A REFERENCE STOCK UPON THE OCCURRENCE OF A REORGANIZATION EVENT —

Following certain corporate events relating to a Reference Stock where its issuer is not the surviving entity, a liquidation of a Reference Stock issuer or other reorganization events affect a Reference Stock issuer as described in the accompanying product supplement, a portion of any payment on the notes may be based on the common stock (or other security) of a successor to that Reference Stock issuer or any cash or any other assets distributed to holders of that Reference Stock in the relevant corporate event.  The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes.  The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-9 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

The Basket

The return on the notes is linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021) (the “Basket”), an unequally weighted basket consisting of 62 Reference Stocks of U.S.-listed companies associated with the development or roll-out of renewable energy.

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on April 27, 2021
Common stock of NextEra Energy, Inc., par value $0.01 per share	NEE	New York Stock Exchange	001-08841	$77.28
Common stock of American Electric Power Company, Inc., par value $6.50 per share	AEP	The NASDAQ Stock Market	001-03525	$87.20
Common stock of General Electric Company, par value $0.06 per share	GE	New York Stock Exchange	001-00035	$13.49
Common stock of Dominion Energy, Inc., no par value	D	New York Stock Exchange	001-08489	$78.29
Common stock of Duke Energy Corporation, par value $0.001 per share	DUK	New York Stock Exchange	001-32853	$98.61
Common stock of The Southern Company, par value $5.00 per share	SO	New York Stock Exchange	001-03526	$64.33
Common stock of Xcel Energy Inc., par value $2.50 per share	XEL	The NASDAQ Stock Market	001-03034	$70.00
Common shares of Consolidated Edison, Inc., par value $0.10 per share	ED	New York Stock Exchange	001-14514	$76.19
Common stock of Exelon Corporation, no par value	EXC	The NASDAQ Stock Market	001-16169	$44.54
Common stock of WEC Energy Group, Inc., par value $0.01 per share	WEC	New York Stock Exchange	001-09057	$94.98
Common stock of The Williams Companies, Inc., par value $1.00 per share	WMB	New York Stock Exchange	001-04174	$23.94
Common stock of CMS Energy Corporation, par value $0.01 per share	CMS	New York Stock Exchange	001-09513	$63.32
Common stock of DTE Energy Company, no par value	DTE	New York Stock Exchange	001-11607	$136.25
Common stock of Vistra Corp., par value $0.01 per share	VST	New York Stock Exchange	001-38086	$16.84
Common shares of Eversource Energy, par value $5.00 per share	ES	New York Stock Exchange	001-05324	$87.02
Common stock of Edison International, no par value	EIX	New York Stock Exchange	001-09936	$58.50
Common stock of Sempra Energy, no par value	SRE	New York Stock Exchange	001-14201	$134.93
Common stock of First Solar, Inc., par value	FSLR	The NASDAQ Stock Market	001-33156	$89.69
PS-10 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on April 27, 2021
$0.001 per share
Common stock of Digital Realty Trust, Inc., par value $0.01 per share	DLR	New York Stock Exchange	001-32336	$147.93
Common stock of Renewable Energy Group, Inc., par value $0.0001	REGI	The NASDAQ Stock Market	001-35397	$59.07
Common stock of Ameren Corporation, par value $0.01 per share	AEE	New York Stock Exchange	001-14756	$83.45
Common stock of Air Products and Chemicals, Inc., par value $1.00 per share	APD	New York Stock Exchange	001-04534	$289.79
Common stock of Public Service Enterprise Group Incorporated, no par value	PEG	New York Stock Exchange	001-09120	$62.10
Common stock of Enphase Energy, Inc., par value $0.00001 per share	ENPH	The NASDAQ Stock Market	001-35480	$171.10
Common stock of Pinnacle West Capital Corporation, no par value	PNW	New York Stock Exchange	001-08962	$82.11
Common stock of Avangrid, Inc., par value $0.01 per share	AGR	New York Stock Exchange	001-37660	$50.29
Common stock of ALLETE, Inc., no par value	ALE	New York Stock Exchange	001-03548	$69.20
Common stock of Generac Holdings Inc., par value $0.01 per share	GNRC	New York Stock Exchange	001-34627	$331.75
Common stock of Evergy, Inc., no par value	EVRG	New York Stock Exchange	001-38515	$62.90
Common stock of New Jersey Resources Corporation, par value $2.50 per share	NJR	New York Stock Exchange	001-08359	$41.74
Common stock of Sunrun Inc., par value $0.0001 per share	RUN	The NASDAQ Stock Market	001-37511	$56.11
Common stock of The AES Corporation, par value $0.01 per share	AES	New York Stock Exchange	001-12291	$27.80
Common stock of Hannon Armstrong Sustainable Infrastructure Capital, Inc., par value $0.01 per share	HASI	New York Stock Exchange	001-35877	$56.31
Common stock of Owens Corning, par value $0.01 per share	OC	New York Stock Exchange	001-33100	$97.16
Common stock of Hawaiian Electric Industries, Inc., no par value	HE	New York Stock Exchange	001-08503	$42.33
Common stock of FuelCell Energy, Inc., par value $0.0001 per share	FCEL	The NASDAQ Stock Market	001-14204	$10.38
Common stock of South Jersey Industries, Inc., par value $1.25 per share	SJI	New York Stock Exchange	001-06364	$24.19
Common stock of Plug Power Inc., par value $0.01 per share	PLUG	The NASDAQ Stock Market	001-34392	$28.55
Common stock of Power Integrations, Inc., par value $0.001 per share	POWI	The NASDAQ Stock Market	000-23441	$83.39
Common stock of NiSource Inc., par value $0.01 per share	NI	New York Stock Exchange	001-16189	$25.56
Common stock Gibraltar Industries, Inc., par value $0.01 per share	ROCK	The NASDAQ Stock Market	000-22462	$95.65
PS-11 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on April 27, 2021
Common stock of IDACORP, Inc., no par value	IDA	New York Stock Exchange	001-14465	$98.72
Common stock of Jacobs Engineering Group Inc., par value $1.00 per share	J	New York Stock Exchange	001-07463	$136.71
Class C common stock of Clearway Energy, Inc., par value $0.01 per share	CWEN	New York Stock Exchange	001-36002	$29.04
Common stock of Ormat Technologies, Inc., par value $0.001 per share	ORA	New York Stock Exchange	001-32347	$75.52
Common stock of SunPower Corporation, par value $0.001 per share	SPWR	The NASDAQ Stock Market	001-34166	$29.00
Class A common stock of Bloom Energy Corporation, par value $0.0001 per share	BE	New York Stock Exchange	001-38598	$27.61
Common stock of Rogers Corporation, par value $1.00 per share	ROG	New York Stock Exchange	001-04347	$193.99
Common stock of Clean Energy Fuels Corp., par value $0.0001 per share	CLNE	The NASDAQ Stock Market	001-33480	$11.44
Class A common stock of Covanta Holding Corporation, par value $0.10 per share	CVA	New York Stock Exchange	001-06732	$13.97
Common stock of PNM Resources, Inc., no par value	PNM	New York Stock Exchange	001-32462	$49.79
Common stock of H.B. Fuller Company, par value $1.00 per share	FUL	New York Stock Exchange	001-09225	$68.16
Class A common stock of Ameresco, Inc., par value $0.0001 per share	AMRC	New York Stock Exchange	001-34811	$52.37
Common stock of Black Hills Corporation, par value $1.00 per share	BKH	New York Stock Exchange	001-31303	$68.12
Class A common stock of QTS Realty Trust, Inc., par value $0.01 per share	QTS	New York Stock Exchange	001-36109	$65.04
Common stock of Chart Industries, Inc., par value $0.01 per share	GTLS	The NASDAQ Stock Market	001-11442	$159.76
Common stock of Alexander & Baldwin, Inc., no par value	ALEX	New York Stock Exchange	001-35492	$17.93
Common shares of The Timken Company, no par value	TKR	New York Stock Exchange	001-01169	$83.79
Common stock of MGE Energy, Inc., par value $1.00 per share	MGEE	The NASDAQ Stock Market	000-49965	$73.73
Common stock of ESCO Technologies Inc., par value $0.01 per share	ESE	New York Stock Exchange	001-10596	$112.34
Common stock of Argan, Inc., par value $0.15 per share	AGX	New York Stock Exchange	001-31756	$49.44
Common stock of Altra Industrial Motion Corp., par value $0.001 per share	AIMC	The NASDAQ Stock Market	001-33209	$64.81

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	NextEra Energy, Inc. is an electric power and energy infrastructure company that operates an electric utility in the state of Florida and is engaged in the development, construction and operation of long-term contracted assets throughout the United States and Canada, including renewable generation facilities, natural gas pipelines, electric transmission facilities and battery storage projects.
•	American Electric Power Company, Inc. operates public utilities that provide electric service, consisting of generation, transmission and distribution, on an integrated basis to their retail customers.
PS-12 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

•	General Electric Company is an industrial company that operates worldwide through its four industrial segments, Power, Renewable Energy, Aviation and Healthcare, and its financial services segment, Capital.
•	Dominion Energy, Inc. is a producer and transporter of energy and a provider of electricity, natural gas and related services to customers primarily in the eastern and Rocky Mountain regions of the United States.
•	Duke Energy Corporation is an energy company that operates three business segments: electric utilities and infrastructure; gas utilities and infrastructure; and commercial renewables.
•	The Southern Company operates public electric utility companies in Alabama, Georgia and Mississippi and other subsidiaries and is engaged in electricity sales and the distribution of natural gas.
•	Xcel Energy Inc. is a U.S. regulated electric and natural gas delivery company that serves customers in eight mid-western and western states, including portions of Colorado, Michigan, Minnesota, New Mexico, North Dakota, South Dakota, Texas and Wisconsin.
•	Consolidated Edison, Inc. provides electric, gas and steam services in New York and electric service in northern New Jersey, develops, owns and operates renewable and energy infrastructure projects, provides energy-related products and services to wholesale and retail customers and invests in electric and gas transmission projects.
•	Exelon Corporation is a utility services holding company engaged in the generation, delivery and marketing of energy and the energy distribution and transmission businesses.
•	WEC Energy Group, Inc. provides regulated natural gas and electricity, as well as nonregulated renewable energy.
•	The Williams Companies, Inc. is an energy infrastructure company that provides natural gas gathering, processing and transmission services and natural gas liquids fractionation, transportation and storage services.
•	CMS Energy Corporation is an energy company operating primarily in Michigan that owns an electric and gas utility serving individuals and businesses operating in the alternative energy, automotive, chemical, food and metal products industries, as well as a group of other industries; a domestic independent power producer and marketer engaged in domestic independent power production, including the development and operation of renewable generation and the marketing of independent power production; and an industrial bank located in Utah that provides unsecured consumer installment loans, largely for financing home improvements.
•	DTE Energy Company is an energy company that operates regulated electric and natural gas utilities engaged primarily in the business of providing electricity and natural gas sales, distribution and storage services throughout Michigan and three energy-related non-utility segments involved in (1) natural gas pipelines, gathering and storage; (2) power and industrial projects; and (3) energy marketing and trading operations.
•	Vistra Corp. (formerly known as Vistra Energy Corp.) operates an integrated retail and generation business primarily in markets throughout the United States, engaging in power generation, wholesale energy sales and purchases, commodity risk management and retail sales of electricity and natural gas to end users.
•	Eversource Energy is engaged primarily in the energy delivery business, including regulated electric, gas and water utilities operations.
•	Edison International is engaged in the business of supplying and delivering electricity to customers in southern California and providing energy services to commercial and industrial customers.
•	Sempra Energy is a California-based energy-services holding company whose businesses invest in, develop and operate energy infrastructure and provide electric and gas services to customers in North America.
•	First Solar, Inc. is a global provider of photovoltaic solar energy solutions that designs, manufactures and sells photovoltaic solar modules with thin film semiconductor technology and also develops and sells photovoltaic solar power systems that primarily uses the modules it manufactures. First Solar, Inc. also provides operations and maintenance services to system owners.
•	Digital Realty Trust, Inc. is a global provider of data center, colocation and interconnection solutions for customers across a variety of industry verticals ranging from cloud and information technology services, communications and social networking to financial services, manufacturing, energy, healthcare and consumer products.
•	Renewable Energy Group, Inc. is a producer of biofuels that utilizes a nationwide production, distribution and logistics system designed to convert natural fats, oils and greases into biofuels.
•	Ameren Corporation is a public utility holding company, with equity interests in subsidiaries that operate a rate-regulated electric generation, transmission, and distribution business and a rate-regulated natural gas distribution business in Missouri, rate-regulated electric transmission, electric distribution, and natural gas distribution businesses in Illinois and a Federal Energy Regulatory Commission rate-regulated electric transmission business in the Midcontinent Independent System Operator, Inc.
•	Air Products and Chemicals, Inc. offers a portfolio of products, services and solutions that includes atmospheric gases, process and specialty gases, equipment and services. Air Products and Chemicals, Inc. is a supplier of hydrogen, helium and liquefied
PS-13 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

natural gas process technology and equipment and also develops, engineers, builds, owns and operates industrial gas projects, including gasification projects that convert natural resources into syngas for the production of power, fuels and chemicals.

•	Public Service Enterprise Group Incorporated is an energy company with operations located primarily in the Northeastern and Mid-Atlantic United States.
•	Enphase Energy, Inc. is an energy technology company that provides a platform to manage solar generation, storage and communication.
•	Pinnacle West Capital Corporation is a holding company that, through its vertically-integrated electric utility subsidiary, provides retail and wholesale electric service in the State of Arizona.
•	Avangrid, Inc. is an energy company that owns electric and natural gas utilities, serving customers in New York and New England and that owns and operates electricity capacity, primarily through wind power, with a presence in 22 states across the United States.
•	ALLETE, Inc. operates regulated utilities, develops, acquires and operates clean and renewable energy projects and provides integrated water management for industry.
•	Generac Holdings Inc. is a global designer and manufacturer of energy technology that provides power generation equipment, energy storage systems and other power products for the residential, light commercial and industrial markets.
•	Evergy, Inc. is a public utility holding company that operates integrated, regulated electric utilities that provides electricity to customers in Kansas and Missouri and owns an equity interest in a company that is focused on the development of electric transmission projects.
•	New Jersey Resources Corporation is an energy services holding company that distributes natural gas through a regulated utility, provides other retail and wholesale energy services to customers and invests in clean energy projects and midstream assets.
•	Sunrun Inc. provides solar energy primarily to residential homeowners and offers battery storage along with solar energy systems to its customers in select markets and sells its services to certain commercial developers through its multi-family and new homes offerings.
•	The AES Corporation is a power generation and utility company that provides energy through a portfolio of renewable and thermal generation facilities and distribution businesses.
•	Hannon Armstrong Sustainable Infrastructure Capital, Inc. makes climate change investments by providing capital to companies in energy efficiency, renewable energy and other sustainable infrastructure markets.
•	Owens Coming is a building and materials company that manufactures and delivers a range of insulation, roofing and fiberglass composite materials.
•	Hawaiian Electric Industries, Inc. is a holding company that engages in electric utility, banking and renewable/sustainable infrastructure investment business operating in the State of Hawaii.
•	FuelCell Energy, Inc. delivers distributed baseload power through proprietary, molten-carbonate fuel cell technology.
•	South Jersey Industries, Inc. is an energy company that distributes natural gas through wholly owned regulated utilities, acquires and markets electricity to retail end users, markets natural gas storage, commodity and transportation assets along with fuel management services on a wholesale basis, owns oil, gas and mineral rights, develops and operates on-site energy-related projects, invests in infrastructure and other midstream projects and provides energy procurement and cost reduction services.
•	Plug Power Inc. is a provider of hydrogen fuel cell products.
•	Power Integrations, Inc. designs, develops and markets analog and mixed-signal integrated circuits and other electronic components and circuitry used in high-voltage power conversion.
•	NiSource Inc. owns regulated natural gas and electric utility companies.
•	Gibraltar Industries, Inc. is a manufacturer and provider of products and services for the renewable energy, conservation, residential, industrial and infrastructure markets.
•	IDACORP, Inc. is a holding company for subsidiary companies in energy, affordable housing and real estate.
•	Jacobs Engineering Group Inc. provides professional services including consulting, technical, scientific and project delivery for the government and private sector.
•	Clearway Energy, Inc. is an energy infrastructure investor in and owner of infrastructure assets in the energy, transport and water/waste sectors.
•	Ormat Technologies, Inc. designs, develops, builds, sells, owns and operates geothermal and recovered energy-based power plants.
•	SunPower Corporation delivers solar-related products and services to residential, commercial and power plant customers.
•	Bloom Energy Corporation offers a stationary power generation platform that converts standard low-pressure natural gas or biogas into electricity through an electrochemical process without combustion.
•	Rogers Corporation designs, develops, manufactures and sells engineered materials and components.
PS-14 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

•	Clean Energy Fuels Corp. supplies natural gas for medium and heavy-duty vehicles, operates natural gas vehicle maintenance facilities, sells tradable credits and maintains fueling stations.
•	Covanta Holding Corporation is a holding company that operates through subsidiaries engaged in the business of waste and energy services.
•	PNM Resources, Inc. is an investor-owned holding company with two regulated utilities providing electricity and electric services in New Mexico and Texas.
•	H.B. Fuller Company is a formulator, manufacturer and marketer of adhesives, sealants and other specialty chemical products for a variety of common consumer and industrial goods.
•	Ameresco, Inc. provides energy services, including energy efficiency, infrastructure upgrades, energy security and resilience, asset sustainability and renewable energy solutions for businesses and organizations throughout North America and Europe.
•	Black Hills Corporation is a utility company that operates regulated Electric Utilities, regulated Gas Utilities, Power Generation and Mining segments.
•	QTS Realty Trust, Inc. provides data center solutions to technology companies, enterprises and government agencies.
•	Chart Industries, Inc. manufacturers engineered equipment servicing multiple market applications in energy and industrial gas.
•	Alexander & Baldwin, Inc. is a real estate investment trust focused on commercial real estate in Hawaii.
•	The Timken Company designs and manages a portfolio of engineered bearings and power transmission products and services.
•	MGE Energy, Inc. is a holding company that primarily operates regulated electric utility operations, regulated gas utility operations, nonregulated energy operations and transmission investments.
•	ESCO Technologies Inc. is a global provider of engineered products and solutions to markets including the commercial and military aerospace, space, healthcare, wireless, consumer electronics, electric utility and renewable energy industries.
•	Argan, Inc. provides engineering, procurement, construction, commissioning, operations, management, maintenance, project development, technical and consulting services to power generation and renewable energy markets.
•	Altra Industrial Motion Corp. designs, produces and markets electromechanical power transmission motion control products.

Historical Information

The first graph sets forth the historical performance of the Basket as a whole based on the weekly historical closing prices of one share of each Reference Stock from July 27, 2018 through April 23, 2021. The graph of the historical performance of the Basket reflects that the closing level of the Basket on the Base Date was 100 and that the Stock Weights of the Reference Stocks were as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement on that date. The closing level of the Basket on April 27, 2021 was 99.96078. The other graphs below set forth the historical performance of the Reference Stocks (other than the common stock of Vistra Corp., the common stock of Evergy, Inc. and the Class A common stock of Bloom Energy Corporation) from January 8, 2016 through April 23, 2021, the historical performance of the common stock of Vistra Corp. based on the weekly historical closing prices of one share of the common stock of Vistra Corp. from May 12, 2017 through April 23, 2021, the historical performance of the common stock of Evergy, Inc. based on the weekly historical closing prices of one share of the common stock of Evergy, Inc. from June 8, 2018 through April 23, 2021 and the historical performance of the Class A common stock of Bloom Energy Corporation based on the weekly historical closing prices of one share of the Class A common stock of Bloom Energy Corporation from July 27, 2018 through April 23, 2021. The common stock of Vistra Corp. commenced trading on the New York Stock Exchange on May 10, 2017, the common stock of Evergy, Inc. commenced trading on the New York Stock Exchange on June 5, 2018 and the Class A common stock of Bloom Energy Corporation commenced trading on the New York Stock Exchange on July 27, 2018 and therefore have limited historical performance.

The historical closing levels of the Basket and the historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing prices of one share of any Reference Stock on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount in excess of $100.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-15 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-16 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-17 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-18 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-19 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-20 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-21 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-22 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-23 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-24 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-25 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-26 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-27 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-28 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-29 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-30 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-31 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-32 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-33 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-34 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-35 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

PS-36 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on

PS-37 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

PS-38 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-39 | Structured Investments Capped Buffered Return Enhanced Insight Notes Linked to the J.P. Morgan Quest Renewable Energy Thematic Basket (May 2021)